Exhibit 99.1

North American Insurance Leaders, Inc. Announces Preliminary Financial Results as of March 31, 2008

Friday, May 23, 2008

New York, May 23, 2008-North American Insurance Leaders, Inc. (AMEX: NAO) announced  preliminary financial results for March 31, 2008. As of that date, substantially all of the Company's assets consisted of $114,889,084 on deposit in NAO 's trust account. As previously announced, NAO did not receive requisite shareholder approval for its intended business combination and is therefore proceeding to liquidate in accordance with the provisions of its amended and restated certificate of incorporation (the "Charter"). NAO expects to liquidate and wind up its affairs under Delaware law following the filing of a proxy statement seeking stockholder approval of NAO's dissolution and the adoption of a plan of liquidation.  If the stockholders approve the dissolution and the plan of liquidation, NAO, as required by the Charter, will distribute the funds in the trust account (less applicable taxes) to its stockholders holding shares of common stock sold pursuant to NAO's initial public offering.

The Company has not yet filed a Quarterly Report on Form 10-Q for three-month period ended March 31, 2008, the filing of which is a requirement for NAO's continued listing on the American Stock Exchange ("AMEX"), and has received a letter on May 23, 2008 from AMEX referencing its delinquent filing. If NAO has not successfully completed its liquidation within the next 90 days, it intends to file a Form 10-Q at that time.

About North American Insurance Leaders, Inc.

North American Insurance Leaders, Inc. is a special purpose acquisition corporation focused on acquiring businesses in the insurance or insurance related industry. NAO raised net proceeds of approximately $110 million through its initial public offering in March 2006. On March 25, 2008, NAO announced that it had failed to enter into a business combination as required by the Charter.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. NAO undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact: Paula Butler, Executive Vice President,

North American Insurance Leaders, Inc.

212-319-9407